UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013

CVR PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35120	56-2677689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2013, Byron R. Kelley, the Chief Executive Officer, President and a director of CVR GP, LLC (“CVR GP”), the general partner of CVR Partners, LP (the “Partnership”), delivered notice of his intent to resign from his positions with CVR GP. His resignation will be effective January 1, 2014 (the “Effective Date”).

In connection with his resignation, Mr. Kelley is entitled to receive, in accordance with the terms of his employment agreement, (1) all unpaid base salary earned but unpaid through December 31, 2013, (2) any earned but unpaid bonus for the year ended December 31, 2013, (3) any unused accrued days of paid time off and (4) any unreimbursed expenses. Mr. Kelley will also receive any amounts to which he is entitled under all awards granted to him pursuant to the CVR Partners, LP Long-Term Incentive Plan that has or will become vested prior to December 31, 2013. In addition, for six months, CVR GP will pay any applicable health care premium to the extent it exceeds the premium payable by another active employee of CVR GP.

In connection with Mr. Kelley’s resignation, on November 1, 2013, the Partnership announced that John J. Lipinksi has agreed to serve as the new Chief Executive Officer and President of CVR GP, as of the Effective Date, and to continue to serve in his current role as Executive Chairman of CVR GP. Mr. Lipinski has served as the Chief Executive Officer, President and a director of CVR Energy, Inc. (“CVR Energy”) since September 2006 and previously served as Chairman of the board of directors of CVR Energy from April 2009 until May 2012. Mr. Lipinski has been a director of CVR GP since October 2007, was President and Chief Executive Officer of CVR GP from October 2007 until June 2011, was Chairman of the board of directors of CVR GP from November 2010 to June 2011 and has been Executive Chairman of CVR GP since June 2011. In addition, Mr. Lipinski has served as the Chief Executive Officer, President, and a director of the general partner of CVR Refining, LP (“CVR Refining”) since its inception in September 2012. CVR Energy indirectly owns CVR GP and approximately 53% of the common units of the Partnership and the general partner and approximately 71% of the common units of CVR Refining. Mr. Lipinski has over 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (chemical) and received a Juris Doctor degree from Rutgers University School of Law.

Mr. Lipinski currently receives all of his compensation from CVR Energy, where he serves as Chief Executive Officer and President. The Partnership obtains certain management and other services from CVR Energy pursuant to the Second Amended and Restated Services Agreement, dated May 4, 2012, between the Partnership, CVR GP and CVR Energy (the “Services Agreement”). In accordance with the Services Agreement, CVR Energy provides the Partnership with, among other things, services in capacities equivalent to the capacities of executive officers, including, without limitation, a chief executive officer. In accordance with the Services Agreement, the Partnership and CVR GP reimburse CVR Energy for a portion of the compensation CVR Energy pays Mr. Lipinski that is attributable to the work he performs for the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2013

CVR PARTNERS, LP

By:	CVR GP, LLC, its general partner

By:	/s/ Edmund S. Gross
Edmund S. Gross

Senior Vice President, General Counsel and Secretary